EXHIBIT 99.1



                                  PRESS RELEASE

INDIANA, PA - S&T Bancorp, Inc. (Nasdaq: STBA), the holding company for S&T Bank, and Peoples Financial Corp., Inc. (OTC Bulletin Board: PPFN.OB), the holding company for PFC Bank, announced jointly today that they have entered into a definitive agreement under which S&T Bancorp and S&T Bank would acquire Peoples Financial Corporation and PFC Bank, respectively. Under the terms of the agreement, the shareholders of Peoples Financial Corporation will receive $52.50 in cash for each share of Peoples Financial for an aggregate transaction value of $87.4 million.

The definitive agreement was unanimously approved by the Boards of Directors of both companies. The transaction is subject to all required regulatory approvals, the approval by shareholders of Peoples and other customary conditions. The transaction is expected to be completed by the end of the third quarter of 2002. S&T Bancorp believes that the transaction will be immediately accretive to earnings.

The announcement was made by James C. Miller, President and Chief Executive Officer of S&T Bancorp, Inc. and R.B. Robertson, President and Chief Executive Officer of Peoples Financial Corp., Inc.

Jim Miller stated, "We are very pleased to expand our franchise through a combination with Peoples Financial Corporation. We have shared a focus on community banking with PFC for many years, and anticipate continuing this commitment to our communities while improving our ability to serve our customers' needs. We are looking forward to our new relationship with Peoples' directors, employees, stockholders and customers. We expect to provide Peoples' customers with an expanded set of financial solutions while maintaining the comfortable banking relationships they presently enjoy with the staff of Peoples."

"We see a smooth transition ahead," added Robertson. "We know our customers will benefit from the resources and broader product offerings available from S&T Bank, and that our employees will also benefit from this affiliation."

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 40 offices within Allegheny, Armstrong, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $2.4 billion, S&T Bancorp, Inc. stock trades on the Nasdaq National Market System under the symbol STBA.

At December 31, 2001, Peoples Financial had total assets of $322 million, deposits of $273 million, loans of $228 million, and shareholders' equity of $41 million. Peoples operates exclusively in Pennsylvania with seven banking offices in Armstrong, Butler, Clarion, and Indiana counties.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.

Peoples Financial will be filing a proxy statement and other relevant documents concerning the merger with the Securities and Exchange Commission (the "SEC"). SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Peoples Financial will be available free of charge from the Secretary of Peoples Financial at 363 Broad Street, P.O. Box 186, New Bethlehem, Pennsylvania 16242-0186, telephone (814) 275-3133. READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

Peoples Financial, its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the participants may be obtained from Peoples Financial.

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                               TRANSACTION SUMMARY
                               -------------------

Purchase Price Per Share                   $52.50 in cash per PFC share
Aggregate Transaction Value                $87.4 Million
Anticipated Closing                        Third Quarter 2002
Anticipated Restructuring Charge           $3.4 million, pre-tax
Anticipated Cost Savings                   28% of PFC operating expenses
Due Diligence                              Completed (including credit,
Required Approvals                           operations, etc.)
                                           Regulatory, PFC Shareholders

                               STRATEGIC RATIONALE
                               -------------------

DISCIPLINED GEOGRAPHIC EXPANSION
--------------------------------

     o Contiguous market expansion in Armstrong, Butler, Clarion and Indiana counties
     o Enhance market share to 1st in Clarion (from 6th), 7th in Armstrong (from 14th)
     o    Consistency in markets and demographics

FINANCIALLY ATTRACTIVE
----------------------

     o    Immediately accretive to GAAP and cash earnings
     o    No diminution of superior performance measures
     o    Clearly identifiable expense savings
     o    Leverage S&T capital base

MINIMAL EXECUTION RISK
----------------------

     o    Consistency in credit culture and operating philosophies
     o    Conservative synergy assumptions

                                  PFC PROFILE*
                                  ------------

       o $322 million bank holding company headquartered in Ford City, PA
                                  o 7 branches
                        o Total deposits of $273 million
                   o 66% of total loans are residential loans
                                 o ROAA of 1.69%
                                o ROAE of 19.36%
                          o NPLs / Total Loans of 0.15%
                    o Net charge-off / Average Loans of 0.04%

*At or for the year ended December 31, 2001.

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